HomeTrust Bancshares, Inc. Announces Completion of Merger with Quantum Capital Corp.
ASHEVILLE, N.C., February 13, 2023 — HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("HomeTrust"), the holding company of HomeTrust Bank, today announced that its merger with Quantum Capital Corp. (“Quantum”) was completed as of February 12, 2023. The merger was a stock and cash transaction valued at approximately $70.8 million (the “Transaction”). On a pro forma basis, the combined entity will hold assets of approximately $4.3 billion, including loans of $3.6 billion and deposits of $3.6 billion.
“We are pleased to announce the completion of our merger with Quantum and can now officially welcome this talented group of bankers to the HomeTrust team," said C. Hunter Westbrook, President and Chief Executive Officer of HomeTrust. "Very early in the process we realized Quantum had a culture similar to ours that is employee first while being deeply committed to enriching our customers and communities, and this belief has only been strengthened over time. We look forward to demonstrating what we can achieve together."
After closing the Transaction, Bryan Cohen, the former President of Quantum and Chief Executive Officer of Quantum National Bank, will serve as the Georgia Market President of HomeTrust Bank, while Dr. Narasimhulu Neelagaru will join the boards of directors of HomeTrust and HomeTrust Bank in June 2023.
As a result of the merger, HomeTrust is paying approximately $33.0 million of cash and issuing 1,374,646 shares of HomeTrust common stock to the shareholders of Quantum. HomeTrust will file within forty-five (45) business days following completion of the Transaction a registration statement covering the resale of all common shares issued in the Transaction, subject to any limitations under Rule 144.
Also, as part of the Transaction, Quantum's subsidiary, Quantum National Bank, has merged with and into HomeTrust's subsidiary, HomeTrust Bank. HomeTrust will continue to operate Quantum National Bank’s branch offices under the Quantum National Bank name until the systems conversion scheduled for mid-March 2023.
Raymond James & Associates, Inc. served as financial advisor and Silver Freedman, Taff & Tiernan LLP served as legal counsel to HomeTrust, while Piper Sandler & Co. served as financial advisor and Hunton Andrews Kurth LLP served as legal counsel to Quantum.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2022, HomeTrust had assets of $3.6 billion. HomeTrust Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the remaining effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and remaining duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and labor shortages, and market liquidity, both nationally and in our market areas; expected revenues, cost savings, synergies and other benefits from our merger and acquisition activities, including the proposed acquisition of Quantum Capital Corp. might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
WEBSITE: WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939
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